Exhibit 5

[JAECKLE FLEISCHMANN & MUGEL, LLP LETTERHEAD]

November 12, 2010

Allied Motion Technologies Inc.

23 Inverness Way East, Suite 150

Englewood, Colorado 80112

Attn: Board of Directors

Re:

Registration Statement on Form S-8

Allied Motion Technologies Inc.

Gentlemen:

We have acted as counsel for Allied Motion Technologies Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 (the “Act”) on Form S-8 relating to the registration of 700,000 shares of Allied Motion Technologies Inc. Common Stock, no par value (“Common Stock”), which may be issued to participants in the Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as amended and the Allied Motion Technologies Inc. Non-Employee Director Stock in Lieu of Cash Retainer Plan (collectively, the “Plans”).

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that any newly issued shares of Common Stock to be issued by or purchased from the Company pursuant to the Plans, when paid for as contemplated by the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder. We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ JAECKLE FLEISCHMANN & MUGEL, LLP